Exhibit 99.1

(1)       On April 28, 2011, certain of the limited partners (the “Management Limited Partners”) of Verso Paper Management LP (“VP Management”) exchanged an aggregate of 1,347 limited partnership units of VP Management (the “LP Units”) held by such Management Limited Partners for 1,347 shares of common stock of Verso Paper Corp. (the “Issuer”).  Pursuant to the Third Amended and Restated Limited Partnership Agreement of VP Management (the “Partnership Agreement”), the Management Limited Partners have the right to request that VP Management exchange some or all of the Management Limited Partners’ vested LP Units for common stock of the Issuer held by VP Management on a one-to-one basis, subject to adjustments by the general partner of VP Management to reflect stock splits, stock dividends, and other similar transactions affecting the number of outstanding shares of common stock of the Issuer or the outstanding LP Units.  Following the exchange of the 1,347 LP Units by the Management Limited Partners, VP Management holds of record 36,464,087 shares of common stock of the Issuer.

The limited partners of VP Management who serve as members of the management of the Issuer have the right under the Partnership Agreement to request an exchange of all or part of the remaining vested LP Units held by them for common stock of the Issuer held by VP Management, subject to the right of the general partner of VP Management to approve the exchange of the vested LP Units if the limited partner requesting the exchange will rely on Rule 144 promulgated under the Securities Act of 1933, as amended, to sell or otherwise transfer the shares of common stock of the Issuer received pursuant to such exchange, and VP Management’s right to defer any such exchange of the vested LP Units held by such limited partners if, among other things, the exchange would result in a violation of any law applicable to VP Management or its assets, or a default by VP Management or the Issuer under their respective constituent documents or any of their respective financing arrangements, as more fully described in the Partnership Agreement.  Verso Paper Investments LP (“VP Investments”), in its capacity as the general partner or as a limited partner of VP Management, and each of the limited partners of VP Management who serve as non-employee directors of the Issuer have the right under the Partnership Agreement to exchange all or a part of the LP Units that they respectively hold into shares of common stock of the Issuer held by VP Management on a one-to-one basis, subject to adjustments by the general partner of VP Management to reflect stock splits, stock dividends, and other similar transactions affecting the number of outstanding shares of common stock of the Issuer or the outstanding LP Units.

(2)       The amount of securities reported as beneficially owned herein are all held of record and directly beneficially owned by VP Management.  VP Investments is the general partner of VP Management.  Verso Paper Investments Management LLC (“Investments Management LLC”) is the general partner of VP Investments.  CMP Apollo LLC is the sole and managing member of Investments Management LLC, and Apollo Management VI, L.P. (“Management VI”) is the sole and managing member of CMP Apollo LLC.  AIF VI Management, LLC (“AIF VI LLC”) is the general partner of Management VI, Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VI LLC, and Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management.  Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member-manager of Management GP, and Apollo Management Holdings GP, LLC (“Holdings GP”) is the general partner of Management Holdings.  Leon Black, Joshua Harris and Marc Rowan are the principal executive officers and managers of Holdings GP.  Each of VP Management,  VP Investments, Investments Management LLC, CMP Apollo, Management VI, AIF VI LLC, Apollo Management, Management GP, Management Holdings, Holdings GP and Messrs. Black, Harris and Rowan disclaims beneficial ownership of the shares held of record by VP Management, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.  The address of Messrs. Black, Harris and Rowan is c/o Apollo Management VI, L.P., 9 West 57th Street, New York, NY 10019.  The address of the principal office of each of VP Management, VP Investments, Investments Management LLC, CMP Apollo LLC, Management VI, AIF VI LLC, Apollo Management, Management GP, Management Holdings and Holdings GP is c/o Apollo Management VI, L.P., 9 West 57th Street, New York, NY 10019.